                                                          Exhibit 99.2


                                SBE, INC.
                   1998 NON-OFFICER STOCK OPTION PLAN

                         STOCK OPTION AGREEMENT

Pursuant to the Grant Notice and this Stock Option Agreement, SBE, Inc. (the "Company") has granted you an Option to purchase the number of shares of the Company's Common Stock indicated in the Grant Notice at the exercise price indicated in the Grant Notice. Your Option is granted in connection with and in furtherance of the Company's compensatory benefit plan for the non-officer Employees and Consultants of the Company and its Affiliates. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same meaning as in the Plan.

The details of your Option are as follows:

     1.   VESTING.   Subject to the limitations contained herein, your
Option will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

     2. METHOD OF PAYMENT. Payment of the exercise price by cash or check is due in full upon exercise of all or any part of your Option, provided that you may elect, to the extent permitted by applicable law and the Grant Notice to make payment of the exercise price under one or a combination of the following alternatives:

          (a) Pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds; and

          (b)   Provided that at the time of exercise the Common
Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, and valued at its Fair Market Value on the date of exercise ("delivery" for these purposes including by delivering to the Company your attestation of ownership of such shares of Common Stock in a form approved by the Company).

     3. WHOLE SHARES. Your Option may only be exercised for whole shares.

     4. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, your Option may not be exercised unless the shares issuable upon exercise of your Option are then registered under the Securities Act or, if such shares are not then so registered, the

Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

     5. TERM. The term of your Option commences on the Date of Grant and expires upon the EARLIEST of the following:

          (a) At midnight on the day prior to the tenth (10th) anniversary of the Date of Grant.

          (b) The Expiration Date (if any) indicated in the Grant
Notice.

          (c) Twelve (12) months after your death if you die during your Continuous Service.

          (d) Twelve (12) months after your death if you die within three (3) months after your Continuous Service terminates for any reason.

          (e) Twelve (12) months after your Continuous Service terminates due to Disability.

          (f) Three (3) months after your Continuous Service terminates for reason other than death or Disability, provided that if during any part of such three-month period your Option is not exercisable solely because of the condition set forth in the section above relating to "Securities Law Compliance," in which event your Option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three
(3) months after the termination of your Continuous Service.

     6.   EXERCISE.

          (a) You may exercise the vested portion of your Option during its term by delivering a Notice of Exercise (in the form attached to your Grant Notice or such other form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

          (b) By exercising your Option you agree that the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your Option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise.

     7. TRANSFERABILITY. Your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option.

     8. OPTION NOT A SERVICE CONTRACT. Your Option is not an employment or service contract. Nothing in your Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment with the Company or the Affiliate. In addition, nothing in your Option shall obligate the

Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Consultant for the Company or an Affiliate.

     9. WITHHOLDING OBLIGATIONS. You may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under your Option by any of the following means
(in addition to the right of the Company or an Affiliate to withhold from any compensation paid to you by the Company or the Affiliate) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to you as a result of the exercise or acquisition of stock under your Option; or (c) delivering to the Company owned and unencumbered shares of the Common Stock.

    10. NOTICES. Any notices provided for in your Option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

    11. GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan shall control.

                               SBE, INC.
                        STOCK OPTION GRANT NOTICE
                         OPTION REPRICING GRANT
                  (1998 Non-Officer Stock Option Plan)

SBE, Inc. (the "Company"), pursuant to its 1998 Non-Officer Stock Option Plan (the "Plan"), hereby grants to Optionholder an option to purchase the number of shares of the Company's Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:                            ______________________________
Date of Grant:                           ______________________________
Vesting Commencement Date:               ______________________________
Delayed Vesting Date:                    ______________________________
Number of Shares Subject to Option:      ______________________________
Exercise Price Per Share:                ______________________________
Expiration Date:                         ______________________________

Type of Grant: Nonstatutory Stock Option

Exercise Schedule:

Vesting Schedule:

Payment: By one or a combination of the following items (described in the Stock Option Agreement):

                  By cash or check
                  Pursuant to a Regulation T Program
                  By delivery of already-owned shares

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only:

     OTHER AGREEMENTS:          ______________________________________
                                ______________________________________

SBE, INC.                            OPTIONHOLDER:

By: ____________________________     _________________________________
             Signature                          Signature

Title: _________________________     Date: ___________________________

Date:  _________________________

ATTACHMENTS: Stock Option Agreement, 1998 Non-Officer Stock Option Plan, Notice of Exercise, Option Repricing Memorandum